CONTACT: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com	NEWS RELEASE
FOR IMMEDIATE RELEASE
MICHAEL H. MCGARRY ELECTED TO U. S. STEEL BOARD OF DIRECTORS

PITTSBURGH, July 30, 2019– United States Steel Corporation (NYSE: X) announced today that Michael H. McGarry has been elected to the company’s Board of Directors.
Michael McGarry is the Chairman and Chief Executive Officer of PPG (NYSE: PPG). McGarry was named CEO in September 2015 and became Chairman of the Board the following year. McGarry joined PPG in 1981 as an engineer at the company’s Lake Charles, Louisiana, chemicals complex. He then progressed through various management roles, ascending to General Manager of Fine Chemicals in 2000. In 2004, he was named Vice President, Chlor-Alkali and Derivatives. He then relocated to PPG’s European headquarters in Rolle, Switzerland, as Vice President, Coatings, Europe, and managing director, PPG Europe, in 2006. McGarry returned to the U.S. as Senior Vice President of the Commodity Chemicals reporting segment in 2008, and he was elected Executive Vice President in 2012 and Chief Operating Officer in 2014. McGarry became President in March 2015 before assuming his current role as Chairman and CEO.
McGarry holds a mechanical engineering degree from the University of Texas and completed the Advanced Management Program at Harvard Business School. He is a former member of the board of directors of Axiall Corporation (NYSE: AXLL).
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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.

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